Exhibit (a)(5)(O)

CONTACTS

Gilead	Kite
Sung Lee, Investors	Christine Cassiano, Investors & Media
(650) 524-7792	(424) 532-5084

Amy Flood, Media
(650) 522-5643

For Immediate Release

GILEAD SCIENCES AND KITE PHARMA ANNOUNCE EXPIRATION OF HART-SCOTT-RODINO WAITING PERIOD

Foster City, Calif. & Santa Monica, Calif., September 26, 2017 — Gilead Sciences, Inc. (Nasdaq: GILD) and Kite Pharma, Inc. (Nasdaq: KITE) today announced that the required waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (HSR Act) with respect to Gilead’s cash tender offer for Kite expired at 11:59 p.m. on September 25, 2017.

On September 8, 2017, Gilead and Kite filed the Premerger Notification and Report Forms required under the HSR Act with the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice.

With the expiration of the waiting period, the tender offer is expected to close in the beginning of October 2017, subject to customary closing conditions.  Unless the tender offer is extended, the offer and withdrawal rights will expire at 12:00 midnight, New York City time, on October 3, 2017 (one minute after 11:59 p.m., New York City time, on October 2, 2017).

About Kite

Kite is a biopharmaceutical company engaged in the development of innovative cancer immunotherapies with a goal of providing rapid, long-term, durable response and eliminating the burden of chronic care. The company is focused on chimeric antigen receptor (CAR) and T cell receptor (TCR) engineered cell therapies designed to empower the immune system’s ability to recognize and kill tumors. On March 31, 2017, Kite submitted a Biologics License Application to the FDA for its lead product candidate, axicabtagene ciloleucel (axi-cel), as a treatment for patients with relapsed or refractory aggressive non-Hodgkin lymphoma who are ineligible for autologous stem cell transplant. Kite received priority review on May 29, 2017 with the Prescription Drug User Fee Act action date set for November 29, 2017. This submission comes after positive results from Kite’s ZUMA-1 pivotal trial with axi-cel in patients with chemorefractory aggressive non-Hodgkin lymphoma. Kite is based in Santa Monica, California. For more information on Kite, please visit www.kitepharma.com.

About Gilead Sciences

Gilead Sciences is a biopharmaceutical company that discovers, develops and commercializes innovative therapeutics in areas of unmet medical need.  Gilead’s mission is to advance the care of patients suffering from life-threatening diseases.  Gilead has operations in more than 30 countries worldwide, with headquarters in Foster City, California.

Gilead Sciences, Inc. 333 Lakeside Drive Foster City, CA 94404 USA	www.gilead.com
phone 650 574 3000 facsimile 650 578 9264

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Forward-Looking Statements

This press release includes forward-looking statements that are subject to risks, uncertainties and other factors.  All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements regarding the intent, belief or current expectation of the companies and members of their senior management teams.  Forward-looking statements include, without limitation, statements regarding the business combination; its effect on Gilead’s revenues and earnings; the commercial success of Kite’s products; approval of axi-cel by regulatory authorities; the ability of Gilead to advance Kite’s product pipeline, including axi-cel; the anticipated timing of clinical data; the possibility of unfavorable results from clinical trials; filings and approvals relating to the transaction; the expected timing of the completion of the transaction; the ability to complete the transaction considering the various closing conditions; difficulties or unanticipated expenses in connection with integrating the companies; and the accuracy of any assumptions underlying any of the foregoing.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and are cautioned not to place undue reliance on these forward-looking statements.  Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties.  Risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include: uncertainties as to the timing of the tender offer and merger; uncertainties as to how many of Kite’s stockholders will tender their stock in the offer; the possibility that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived; the effects of the transaction on relationships with employees, customers, other business partners or governmental entities; other business effects, including the effects of industry, economic or political conditions outside of the companies’ control; transaction costs; actual or contingent liabilities; and other risks and uncertainties detailed from time to time in the companies’ periodic reports filed with the Securities and Exchange Commission, including current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K.  All forward-looking statements are based on information currently available to Gilead and Kite, and Gilead and Kite assume no obligation and disclaim any intent to update any such forward-looking statements.

Additional Information and Where to Find It

This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of Kite.  A solicitation and an offer to buy shares of Kite have been made pursuant to an offer to purchase and related materials, as amended and supplemented from time to time, that Gilead filed with the U.S. Securities and Exchange Commission on September 5, 2017.  Kite has also filed a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the offer.  Kite stockholders and other investors are urged to read the tender offer materials (including an Offer to Purchase, a related Letter of Transmittal and certain other offer documents) and the Solicitation/Recommendation Statement because they contain important information which should be read carefully before any decision is made with respect to the tender offer.  The Offer to Purchase, the related Letter of Transmittal and certain other offer documents, as well as the Solicitation/Recommendation Statement, have been sent to all stockholders of Kite at no expense to them.  The Tender Offer Statement and the Solicitation/Recommendation Statement are also available for free at the Commission’s web site at www.sec.gov.  Free copies of these materials and certain other offering documents will be made available by Gilead by mail to Gilead Sciences, Inc., 333 Lakeside Drive, Foster City, CA 94404, attention: Investor Relations, by phone at 1-800-GILEAD-5 or 1-650-574-3000, or by directing requests for such materials to Innisfree M&A Incorporated, the information agent for the offer, toll-free at (888) 750-5834.

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For more information on Gilead Sciences, please visit the company’s website at www.gilead.com, follow Gilead on Twitter (@GileadSciences) or call Gilead Public Affairs at 1-800-GILEAD-5 or 1-650-574-3000